EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Unitholders and Board of Managers of Sanchez Production Partners LLC:

We consent to the incorporation by reference in the registration statements on Form S-4 (No. 333-198440),  Form S-8 (No. 333-140745, and Form S-8 (No. 333-163426) of Sanchez Production Partners LLC (formerly Constellation Energy Partners LLC) of our report dated March 5, 2015, with respect to the consolidated balance sheets of Sanchez Production Partners LLC as of December 31, 2014 and 2013, and the related consolidated statements of operations, changes in members’ equity, and cash flows for the years then ended, which report appears in the December 31, 2014 annual report on Form 10-K of Sanchez Production Partners LLC.

/s/ KPMG LLP
KPMG LLP

Houston, Texas
March 5, 2015